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Exhibit 99.4

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder
Qwest Corporation:

          We have audited the accompanying consolidated balance sheets of Qwest Corporation and subsidiaries, a wholly owned subsidiary of Qwest Communications International Inc., as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Qwest Corporation and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

          As discussed in note 2 to the accompanying consolidated financial statements, effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations. Also, as discussed in note 2, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities.

/s/ KPMG LLP

Denver, Colorado
March 2, 2004, except for Notes 7, 16 and 17,
as to which the date is May 1, 2004

QWEST CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2003	2002	2001
	(Dollars in millions)
Operating revenue	$10,027	$10,811	$11,482
Operating revenue — affiliates	784	568	522

Total operating revenue	10,811	11,379	12,004
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	2,230	2,057	2,335
Cost of sales — affiliates	420	359	329
Selling, general and administrative	1,727	1,944	1,887
Selling, general and administrative — affiliates	1,314	1,226	936
Depreciation	2,412	2,541	2,772
Intangible assets amortization	339	287	174
Asset impairment charges	—	—	32
Restructuring and other charges — net	57	45	206
Merger-related (credits) charges — net	—	(30)	93

Total operating expenses	8,499	8,429	8,764

Operating income	2,312	2,950	3,240

Other expense (income):
Interest expense — net	573	541	463
Interest expense — net — affiliates	—	—	2
Gain on sale of rural exchanges and other fixed assets	—	—	(51)
Other income — net	(19)	(26)	(7)

Total other expense — net	554	515	407

Income from continuing operations before income taxes and cumulative effect of change in accounting principle	1,758	2,435	2,833
Income tax expense	(675)	(933)	(1,065)

Income from continuing operations before cumulative effect of change in accounting principle	1,083	1,502	1,768
Discontinued operations:
Loss from discontinued operations, net of taxes of $159, $444 and $227	(252)	(697)	(361)

Income before cumulative effect of change in accounting principle	831	805	1,407
Cumulative effect of change in accounting principle, net of taxes of $139, $0 and $0, respectively	219	—	—

Net income	$1,050	$805	$1,407

The accompanying notes are an integral part of these consolidated financial statements.

QWEST CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2002
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$921	$227
Accounts receivable — net	1,323	1,508
Accounts receivable — affiliates	126	232
Deferred income taxes	154	122
Prepaid and other assets	313	301
Prepaid income taxes — QSC	—	255
Assets associated with discontinued operations	357	505

Total current assets	3,194	3,150
Property, plant and equipment — net	16,420	17,039
Intangible assets — net	976	1,100
Other assets	1,347	1,380

Total assets	$21,937	$22,669

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Current borrowings	$881	$1,244
Accounts payable	555	542
Accounts payable — affiliates	437	417
Dividends payable — QSC	199	774
Accrued expenses and other current liabilities	956	919
Income taxes payable — QSC	154	0
Deferred revenue and advance billings	548	601
Liabilities associated with discontinued operations	2,134	1,936

Total current liabilities	5,864	6,433
Long-term borrowings (net of unamortized debt discount of $157 and $142, respectively)	6,874	6,016
Post-retirement and other post-employment benefit obligations	2,773	2,600
Deferred income taxes	2,661	2,252
Deferred revenue	376	482
Other long-term liabilities	312	389

Total liabilities	18,860	18,172
Commitments and contingencies (Notes 16 and 17)
Stockholder's equity:
Common stock — one share without par value, owned by QSC	8,236	8,400
Note receivable — affiliate	(286)	(286)
Accumulated deficit	(4,873)	(3,617)

Total stockholder's equity	3,077	4,497

Total liabilities and stockholder's equity	$21,937	$22,669

The accompanying notes are an integral part of these consolidated financial statements.

QWEST CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2003	2002	2001
	(Dollars in millions)
OPERATING ACTIVITIES
Net income	$1,050	$805	$1,407
Adjustments to net income:
Loss from discontinued operations, net of taxes of $159, $444 and $227	252	697	361
Depreciation and intangible assets amortization	2,751	2,828	2,946
Gain on sale of assets	—	—	(51)
Provision for bad debts	125	260	196
Deferred income taxes	239	270	620
Asset impairment charges	—	—	32
Cumulative effect of change in accounting principle — net	(219)	—	—
Income tax benefit distributed to QSC	(173)	(110)	—
Other non-cash items	23	(19)	8
Changes in operating assets and liabilities:
Accounts receivable	60	14	(270)
Accounts receivable — affiliates	106	(14)	(59)
Prepaids and other current assets	5	53	16
Prepaid income taxes — QSC	255	(36)	(219)
Accounts payable, accrued expenses and other current liabilities	73	(324)	(853)
Accounts and income taxes payable — affiliates	273	217	35
Deferred revenue and advanced billing	(159)	(102)	7
Other non-current assets and liabilities	163	23	(28)

Cash provided by operating activities	4,824	4,562	4,148

INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(1,635)	(1,746)	(4,246)
Capital contribution to Qwest Wireless	—	(800)	—
Proceeds from sale of property and equipment	—	28	94
Other	(32)	—	11

Cash used for investing activities	(1,667)	(2,518)	(4,141)

FINANCING ACTIVITIES
Repayments of current portion of long-term borrowings	(1,271)	(468)	(391)
Net (repayments of) proceeds from short-term borrowings	—	(1,013)	1,192
Net repayments of short-term borrowings — affiliates	—	—	(767)
Proceeds from long-term borrowings	1,729	1,476	—
Dividends paid to QSC	(2,880)	(1,915)	—
Debt issuance costs	(36)	(34)	—

Cash (used for) provided by financing activities	(2,458)	(1,954)	34

CASH AND CASH EQUIVALENTS
Increase (Decrease) in cash	699	90	41
Net cash (utilized) generated by discontinued operations	(5)	6	(9)

Beginning balance	227	131	99

Ending balance	$921	$227	$131

The accompanying notes are an integral part of these consolidated financial statements.

QWEST CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

	Common Stock	Note Receivable — Affiliate (note 11)	(Accumulated Deficit)	Total
	(Dollars in millions)
Balance, December 31, 2000	$8,484	$(286)	$(3,617)	$4,581
Net income	—	—	1,407	1,407
Dividends declared on common stock	—	—	(1,407)	(1,407)
Stock-based compensation	6	—	—	6
Other net asset transfers	(8)	—	—	(8)

Balance, December 31, 2001	8,482	(286)	(3,617)	4,579
Net income	—	—	805	805
Dividends declared on common stock	—	—	(805)	(805)
Stock-based compensation	2	—	—	2
Tax benefit on stock compensation	16	—	—	16
Income tax benefit distributed to QSC	(110)	—	—	(110)
Other net asset transfers	10	—	—	10

Balance, December 31, 2002	8,400	(286)	(3,617)	4,497
Net income	—	—	1,050	1,050
Dividends declared on common stock	—	—	(2,306)	(2,306)
Stock-based compensation	1	—	—	1
Income tax benefit distributed to QSC	(173)	—	—	(173)
Other net asset transfers	8	—	—	8

Balance, December 31, 2003	$8,236	$(286)	$(4,873)	$3,077

The accompanying notes are an integral part of these consolidated financial statements.

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2003, 2002 and 2001

          Unless the context requires otherwise, references in this report to "Qwest", "we", "us", the "Company" and "our" refer to Qwest Corporation and its consolidated subsidiaries and references to "QCII" refer to our ultimate parent company, Qwest Communications International Inc., and its consolidated subsidiaries.

Note 1: Business and Background

Description of business

          We are wholly owned by Qwest Services Corporation ("QSC"), which is wholly owned by QCII. We provide local telecommunications and related services, IntraLATA long-distance services and wireless, data and video services within our local service area, which consists of the 14-state region of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming.

          On June 30, 2000, QCII completed its acquisition of U S WEST, Inc. ("U S WEST") (the "Merger"). U S WEST (our pre-Merger parent) was deemed the accounting acquirer and its historical financial statements, including those of its wholly owned subsidiaries, have been carried forward as the predecessor of the combined company. The Merger has been accounted for as a reverse acquisition, which means that, even though from a legal standpoint Qwest acquired U S WEST, the merger was accounted for as if U S WEST acquired QCII. The transaction was recorded under the purchase method of accounting; thus the assets and liabilities of the acquired entity (QCII) were recorded at their fair values. The difference between the purchase price and the fair values of the assets and liabilities was recognized as goodwill. Additionally, QCII's consolidated statements of operations and cash flows reflect the operating activity of U S WEST prior to the merger date and U S WEST and QCII combined after the merger date.

          Until May 1, 2004, we provided wireless services through our wholly owned subsidiary, Qwest Wireless LLC ("Qwest Wireless"). On May 1, 2004, we transferred ownership of Qwest Wireless to an affiliate. As a consequence, we no longer have wireless operations, and the results and financial position of Qwest Wireless are included in discontinued operations in our consolidated financial statements. Please see Note 7 — Transfer of Qwest Wireless Operations for additional information on discontinued operations.

Note 2: Summary of Significant Accounting Policies

          Basis of presentation.    The accompanying consolidated financial statements include our accounts and the accounts of our subsidiaries over which we exercise control. All intercompany amounts and transactions with our consolidated subsidiaries have been eliminated.

          We record intercompany charges at the amounts billed to us by our affiliates. Regulatory rules require certain expenses to be billed by affiliates at estimated fair value or fully distributed cost, as more fully described in Note 15-Related Party Transactions. Regulators periodically review our compliance with regulations. Adjustments to intercompany charges that result from these reviews are recorded in the period they become known. We purchase services, such as marketing and advertising, information technology, product and technical services as well as general support services from affiliates. We provide to our affiliates telephony, data services and other services.

          Use of estimates.    Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions made when accounting for items and matters such as long-term contracts, customer retention patterns, allowance for bad debts, depreciation, amortization, asset valuations, internal labor capitalization rates, recoverability of assets, impairment assessments, employee benefits, taxes, reserves and other provisions and contingencies are reasonable, based on information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the periods presented. We also assess potential losses in relation to pending litigation and, if a loss is considered probable and the amount can be reasonably estimated, we recognize an expense for the estimated loss. Actual results could differ from these estimates. See Note 16-Commitments and Contingencies.

          Reclassifications.    Certain prior balances have been reclassified to conform to our current presentation. In addition, certain receivables and liabilities that were netted together in our previous presentation have been presented on a gross basis.

          Revenue recognition.    Revenue for services is recognized when the related services are provided. Payments received in advance are deferred until the service is provided. Up-front fees received, primarily activation fees and installation charges, as well as the associated customer acquisition costs, are deferred and recognized over the expected customer relationship periods, which range from one to 10 years. The amount of customer acquisition costs which is deferred is less than or equal to the amount of up-front fees deferred. Costs in excess of up-front fees are recorded as an expense in the period incurred. Expected customer relationship periods are estimated using historical data of actual customer retention patterns.

          Termination fees or other fees on existing contracts that are negotiated in conjunction with new contracts are deferred and recognized over the new contract term.

          Revenues related to equipment sales are recognized upon acceptance by the customer, and when all the conditions for revenue recognition have been satisfied. Customer arrangements that include both equipment and services are evaluated to determine whether the elements are separable based on objective evidence. If the elements are separable and separate earnings processes exist, total consideration is allocated to each element based on the relative fair values of the separate elements and the revenue associated with each element is recognized as earned. If separate earnings processes do not exist, total consideration is deferred and recognized ratably over the longer of the contractual period or the expected customer relationship period.

          Advertising costs.    Costs related to advertising are expensed as incurred. Advertising expense was $97 million, $181 million and $273 million for the years ended December 31, 2003, 2002 and 2001, respectively, and is included in selling, general and administrative in the accompanying consolidated statements of operations.

          Legal costs.    In our normal course of business, we incur costs to hire and retain external legal counsel to advise us on regulatory and litigation matters. We expense these costs as such services are received.

          Income taxes.    We are included in the consolidated federal income tax return of QCII. The QCII tax allocation policy treats our consolidated results as if we were a separate taxpayer. The policy requires that each subsidiary pay their tax liabilities in cash based upon each subsidiary's separate return taxable income. To the extent a subsidiary has taxable losses, no funding is received and therefore such benefit is retained by QCII. We are also included in combined state tax returns filed by QCII, and the same allocation policy applies.

          The provision for income taxes consists of an amount for taxes currently payable and an amount for tax consequences deferred to future periods. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates expected to apply to the year in which the differences are expected to affect taxable income. The effect on deferred income tax assets and liabilities of a change in tax rate is recognized in operations in the period that includes the enactment date of the rate change. Deferred tax assets are reviewed to determine if they are more likely than not to be realized and, if not, then valuation allowances are established to reduce deferred income tax assets to the amounts expected to be recovered.

          We use the deferral method of accounting for investment tax credits earned prior to the repeal of such credits in 1986. We also defer certain transitional investment tax credits earned after the repeal, as well as investment tax credits earned in certain states. Investment tax credits are included in other long-term liabilities on our consolidated balance sheets. We amortize these credits over the estimated service lives of the related assets as a decrease to our income tax expense in our consolidated statements of operations.

          Cash and cash equivalents.    We utilize the cash management services of QCII. QCII manages our cash in accordance with its cash investment policy, which restricts investments to ensure preservation of principal and maintenance of liquidity. Although cash and cash equivalents balances are generally unsecured, our balances are maintained with financial institutions that QCII and we believe are creditworthy. We consider cash on hand, deposits in banks and investments purchased with original maturities of three months or less to be cash and cash equivalents. Our cash investment policy limits the concentration of investments with specific financial institutions or among certain products and includes criteria related to credit worthiness of any particular financial institution.

          Allowance for doubtful accounts.    The allowance for doubtful accounts receivable reflects our best estimate of probable losses inherent in our receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence.

          Property, plant and equipment.    Property, plant and equipment is carried at cost and, effective January 1, 2003, with our adoption of Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"), is adjusted for legal retirement obligations. Property, plant and equipment is depreciated using the straight-line group method. Under the straight-line group method, assets dedicated to providing regulated telecommunications services (which comprise the majority of our property, plant and equipment) that have similar physical characteristics, use and expected useful lives are categorized in the year acquired on the basis of equal life groups of similar assets for purposes of depreciation and tracking. Generally, under the straight-line group method, when an asset is sold or retired; the cost is deducted from property, plant and equipment and charged to accumulated depreciation without recognition of a gain or loss. A gain or loss is recognized in our consolidated statements of operations only if a disposal is abnormal; unusual; when a sale involves land; assets associated with the sale of customer contracts; or assets constructed or acquired for sale. Leasehold improvements are amortized over the shorter of the useful lives of the assets or the lease term. Expenditures for maintenance and repairs are expensed as incurred. Interest is capitalized during the construction phase of network and other internal-use capital projects. Employee-related costs directly related to construction of internal use assets are also capitalized during the construction phase. Property, plant and equipment supplies used internally are carried at average cost, except for significant individual items for which cost is based on specific identification.

          Impairment of long-lived assets.    We review long-lived assets and other intangible assets with long lives for impairment whenever facts and circumstances indicate that the carrying amounts of the assets may not be recoverable. An impairment loss is recognized only if the carrying amount of the asset is not recoverable and exceeds its fair value. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to the estimated undiscounted future net cash flows expected to be generated by the asset. If the asset's carrying value is not recoverable, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds its fair value. We determine fair values by reference to replacement cost or discounted cash flows, as appropriate.

          Prior to the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), and SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144") on January 1, 2002, we reviewed our long-lived assets, such as intangible assets and property, plant and equipment for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"). Under SFAS No. 121, we reviewed our long-lived assets for impairment whenever events or changes in circumstances indicated that the carrying amount of an asset might not be recoverable. We evaluated the recoverability of our long-lived assets based on estimated undiscounted future cash flows and provided for impairment when such undiscounted cash flows were insufficient to recover the carrying amount of the long-lived asset.

          Software capitalization.    Internally used software, whether purchased or developed, is capitalized and amortized using the straight-line method over an estimated useful life of 18 months to five years. In accordance with American Institute of Certified Public Accountants Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," we capitalize certain costs associated with internally developed software such as costs of employees devoting time to the projects and external direct costs for materials and services. Costs associated with internally developed software to be used internally are expensed until the point at which the project has reached the development stage. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance and training costs are expensed in the period in which they are incurred. The capitalization of software requires judgment in determining when a project has reached the development stage and the period over which we expect to benefit from the use of that software. Capitalized software development costs are included in intangible assets in our consolidated balance sheets.

          Intangible assets.    Intangible assets, such as wireless spectrum licenses and capitalized software, are recorded at cost.

          Intangible assets with finite lives are amortized on a straight-line basis over that life. Where there are no legal, regulatory, contractual or other factors that would reasonably limit the useful life of an intangible asset, we classify the intangible asset as indefinite lived and as such these intangible assets are not amortized. Prior to the adoption of SFAS No. 142 these intangible assets were amortized on a straight-line basis over their estimated useful lives.

          Impairment of indefinite-lived intangible assets.    Intangible assets with indefinite lives are reviewed for impairment annually or whenever an event occurs or circumstances change that would more likely than not reduce fair value below carrying value. These assets are carried at historical cost if their estimated fair value is greater than their carrying amounts. However, if their estimated fair value is less than the carrying amount, indefinite-lived intangible assets are reduced to their estimated fair value through an impairment charge to our consolidated statements of operations.

          Restructuring and Merger-related charges.    Periodically QCII commits to exit certain business activities, eliminate administrative and network locations, and/or reduce our number of employees. At the time a restructuring plan is approved by QCII, we record a charge to the consolidated statement of operations for our estimated costs associated with the plan. Charges associated with these exit or restructuring plans incorporate various estimates, including severance costs, sublease income and costs, disposal costs, length of time on the market for abandoned rented locations and contractual termination costs. We also record a charge when we permanently cease use of a leased location. Estimates of charges associated with the abandoned operating leases, some of which entail long-term lease obligations, are based on existing market conditions and net amounts that we estimate we will pay in the future. In accordance with SFAS No.146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"), charges associated with abandoned operating leases recorded in 2003 were measured using the present value of the estimated net amounts we will pay and charges recorded in 2002 and 2001 were measured on an undiscounted basis. We utilize real estate brokers to assist in assessing market conditions and net amounts that we expect to pay.

          Fair value of financial instruments.    Our financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and borrowings. The carrying values of cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings approximate their fair values because of their short-term nature. Our borrowings had a fair value of approximately $8.2 billion and $6.5 billion at December 31, 2003 and 2002, respectively. The fair values of our borrowings are based on quoted market prices where available or, if not available, based on discounted future cash flows using current market interest rates.

          Stock based compensation.    Some of our employees participate in QCII's stock option plans. These plans are accounted for using the intrinsic-value method allowed under Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB No. 25") under which no compensation expense is recognized for our options granted to employees when the exercise price of those options equals or exceeds the value of the underlying security on the measurement date. Any excess of the stock price on the measurement date over the exercise price is recorded as deferred compensation and amortized over the service period during which the stock option award vests using the accelerated method described in Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans" ("FIN No. 28"). QCII allocates to us, through a contribution, our share of the deferred compensation expense described herein based on options granted.

          Had compensation cost for our employees' participation in the QCII stock-based compensation plans been determined under the fair-value method in accordance with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," our net income would have been changed to the pro forma amounts indicated below:

	Years Ended December 31,
	2003	2002	2001
	(Dollars in millions)
Net income:
As reported	$1,050	$805	$1,407
Add: Stock-based employee compensation expense included in net income, net of related tax effects	1	1	4
Deduct: Total stock-based employee compensation expense determined under the fair-value-based method for all awards, net of related tax effects	(28)	(44)	(88)

Pro forma	$1,023	$762	$1,323

          The pro forma amounts reflected above may not be representative of the effects on our reported net income or loss in future years because the number of future shares to be issued under these plans is not known and the assumptions used to determine the fair value can vary significantly. Following are the weighted-average assumptions used with the Black-Scholes option-

pricing model to estimate the fair value of all QCII options granted to our employees in 2003, 2002 and 2001:

	Years Ended December 31,
	2003	2002	2001
Risk-free interest rate	2.7%	4.1%	4.1%
Expected dividend yield	0.0%	0.0%	0.2%
Expected option life (years)	4.4	4.4	4.4
Expected stock price volatility	88.0%	57.6%	41.4%
Weighted-average grant date fair value	$2.37	$2.25	$9.40

          Stockholder's equity.    In the normal course of business we transfer assets to and from our parent, QSC. It is QCII's and our policy to record asset transfers to and from QSC based on carrying values.

Recently Adopted Accounting Pronouncements and Cumulative Effects of Adoption

          FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN No. 45") was issued in November 2002. The interpretation provides guidance on the guarantor's accounting for and disclosure of guarantees, including indirect guarantees of indebtedness of others. We adopted the disclosure requirements of FIN No. 45 as of December 31, 2002. The accounting guidelines are applicable to certain guarantees, excluding affiliate guarantees, issued or modified after December 31, 2002, and required that we record a liability for the fair value of such guarantees on our consolidated balance sheet. The adoption of this interpretation had no material effect on our consolidated financial statements.

          On January 1, 2003, we adopted SFAS No. 143. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs, generally referred to as asset retirement obligations. SFAS No. 143 requires entities to record the fair value of a legal liability for an asset retirement obligation. If a reasonable estimate of fair value can be made, the fair value of the liability will be recognized in the period it is incurred, or if not, in the period a reasonable estimate of fair value can be made. This cost is initially capitalized and then amortized over the estimated remaining useful life of the asset. We have determined that we have legal asset retirement obligations associated with the removal of a limited group of long-lived assets and recorded a cumulative effect of a change in accounting principle charge upon adoption of SFAS No. 143 of $7 million (an asset retirement obligation of $12 million net of an incremental adjustment to the historical cost of the underlying assets of $5 million) in 2003.

          Prior to the adoption of SFAS No. 143, we included in our group depreciation rates estimated net removal costs (removal costs less salvage). These costs have historically been reflected in the calculation of depreciation expense, and therefore, recognized in accumulated depreciation. When the assets were actually retired and removal costs were expended, the net removal costs were recorded as a reduction to accumulated depreciation. While SFAS No. 143 requires the recognition of a liability for asset retirement obligations that are legally binding, it precludes the recognition of a liability for asset retirement obligations that are not legally binding. Therefore, upon adoption of SFAS No. 143, we reversed the net removal costs within accumulated depreciation for those fixed assets where the removal costs exceeded the estimated salvage value and we did not have a legal removal obligation. This resulted in income from the cumulative effect of a change in accounting principle of $365 million before taxes upon adoption of SFAS No. 143. The net income impact of the adoption is $219 million ($365 million less the $7 million charge disclosed above, net of income taxes of $139 million) in 2003. Beginning January 1, 2003 the net costs of removal related to these assets are charged to our consolidated statement of operations in the period in which the costs are incurred.

          We adopted the provisions of FASB Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities" ("FIN 46R") for the three months ended March 31, 2004. FIN 46R requires an evaluation of three criteria to determine if consolidation of a thinly capitalized entity is required. These criteria are: 1) whether the entity is a variable interest entity; 2) whether the company holds a variable interest in the entity; and 3) whether the company is the primary beneficiary of the entity. If all three of these criteria apply, consolidation is required. The adoption of FIN No. 46R did not have a material impact on the company.

Note 3: Accounts Receivable

          The following table presents details of our accounts receivable balances:

	December 31,
	2003	2002
	(Dollars in millions)
Trade receivables	$972	$1,122
Earned and unbilled receivables	197	164
Purchased and other receivables	256	318

Subtotal	1,425	1,604
Less: Allowance for bad debts	(102)	(96)

Accounts receivable — net	1,323	1,508
Accounts receivable — affiliates	126	232

Total accounts receivable — net	$1,449	$1,740

          We are exposed to concentrations of credit risk from customers within our local service area and from other telecommunications service providers. We generally do not require collateral to secure our receivable balances. We have agreements with other telecommunications service providers whereby we agree to bill and collect on their behalf for services rendered by those providers to our customers within our local service area. We purchase accounts receivable from other telecommunications service providers on a non-recourse basis and include these amounts in our accounts receivable balance. We have not experienced any significant losses related to these purchased receivables.

Note 4: Property, Plant and Equipment

Property, Plant and Equipment

          The components of property, plant and equipment are as follows:

		December 31,
	Depreciable Lives
		2003	2002
	(Dollars in millions)
Land	N/A	$102	$103
Buildings	38 years	2,948	2,896
Communications equipment	7-10 years	18,453	18,242
Other network equipment	8-57 years	18,660	18,198
General purpose computers and other	5-11 years	2,368	2,514
Construction in progress	N/A	140	179

Total property, plant and equipment		42,671	42,132
Less: accumulated depreciation		(26,251)	(25,093)

Property, plant and equipment — net		$16,420	$17,039

Asset Retirement Obligations

          As discussed in Note 2 — Summary of Significant Accounting Policies, we adopted SFAS No. 143 on January 1, 2003.

          Our asset retirement obligations primarily relate to the costs of removing circuit equipment from leased properties when the leases expire. The following table reconciles the change in asset retirement obligations for continuing operations during the year:

Change in Asset Retirement Obligations
(Dollars in millions)
Liability recognized upon adoption on January 1, 2003	$3
Liability incurred	—
Liability settled	—
Accretion expense	—

Balance as of December 31, 2003	$3

          If the provisions of SFAS No. 143 had been adopted for the prior years presented, net income would have decreased by approximately $45 million and $40 million for the years ended December 31, 2002 and 2001, respectively. Those decreases are fully attributable to continuing operations. The asset retirement obligation would have been approximately $10 million and $8 million at December 31, 2001 and December 31, 2000, respectively; however, approximately $7 million and $5 million, respectively, of those totals would now be reclassified to liabilities associated with discontinued operations.

Note 5: Intangible Assets

          Information related to intangible assets is as follows:

		December 31,
		2003		2002
	Amortizable Lives	Carrying Cost	Accumulated Amortization	Carrying Cost	Accumulated Amortization
		(Dollars in millions)
Intangibles with finite lives:
Capitalized software and other	1.5 - 5 years	$1,813	$(837)	$1,633	$(533)

Total intangible assets		$1,813	$(837)	$1,633	$(533)

Amortization Expense

          We recorded amortization expense of $339 million in 2003 for intangible assets with finite lives. Based on the current amount of intangible assets subject to amortization, the estimated amortization for each of the succeeding 5 years is as follows:

Estimated Amortization Expense
(Dollars in millions)
2004	$359
2005	289
2006	200
2007	95
2008	33

Total	$976

Adoption of SFAS No. 142

          Effective January 1, 2002, we adopted SFAS No. 142, which requires companies to cease amortizing goodwill and intangible assets which have indefinite useful lives. SFAS No. 142 also requires that goodwill and indefinite-lived intangible assets be reviewed for impairment upon adoption and annually thereafter, or more often if events or circumstances warrant.

          We reviewed the useful lives of our amortizable intangible assets, primarily capitalized software, and determined that they remained appropriate. We performed a transitional impairment test of intangible assets with indefinite lives on January 1, 2002 and determined the carrying values remained appropriate. We performed the annual impairment test for 2003 and also determined the carrying values remained appropriate.

Intangible asset impairment

          We recorded asset impairment charges of $32 million in 2001 related to internal software projects that we terminated, including customer database system projects.

Note 6: Borrowings

Current Borrowings

          As of December 31, 2003 and 2002, our current borrowings consisted of:

	December 31,
	2003	2002
	(Dollars in millions)
Current portion of long-term borrowings	$867	$1,179
Current portion of capital lease obligations and other	14	65

Total current borrowings	$881	$1,244

          Until February 2002, we maintained commercial paper programs to finance our short-term operating cash needs. QCII and we had a $4.0 billion syndicated credit facility ("Credit Facility"), of which $1.0 billion was designated to us. As a result of reduced demand for our commercial paper programs, we borrowed $1.0 billion under the Credit Facility in the first quarter of 2002. During the first quarter of 2002, we also paid down approximately $1.0 billion of our current borrowings including substantially all of our outstanding commercial paper.

          In March 2002, we used approximately $1.0 billion of the proceeds from our March 2002 bond offering, discussed below, to reduce our amount outstanding under the Credit Facility to zero. QCII and QSC amended the Credit Facility in August of 2002. Following the amendment, we are no longer a party to the Credit Facility.

Long-term Borrowings

          As of December 31, 2003 and 2002, our long-term borrowings consisted of the following:

	December 31,
	2003	2002
	(Dollars in millions)
Notes with various rates ranging from 5.50% to 9.125%, including LIBOR* plus 4.75%, with maturities from 2004 to 2043	$7,887	$7,316
Unamortized discount and other	(157)	(142)
Capital lease obligations and other	25	86
Less: current portion	(881)	(1,244)

Total long-term borrowings	$6,874	$6,016

*
London interbank offered rate

          The indentures governing the notes in the above table contain certain covenants including, but not limited to: (i) a prohibition on certain liens on the assets of Qwest and (ii) a limitation on mergers or sales of all, or substantially all, of the assets of Qwest, which limitation requires that a successor assume the obligation with regard to these notes. These indentures do not contain any cross-default provisions. We were in compliance with all of the covenants at December 31, 2003.

          On June 9, 2003, we completed a senior term loan in two tranches for a total of $1.75 billion principal amount of indebtedness. The term loan consists of a $1.25 billion floating rate tranche, due in 2007, and a $500 million fixed rate tranche, due in 2010. The term loan is unsecured and ranks equally with all of our indebtedness. The floating rate tranche cannot be prepaid for two years and thereafter is subject to prepayment premiums through 2006. There are no mandatory prepayment requirements. The covenant and default terms are substantially the same as those associated with our other long-term debt. The net proceeds were used to refinance approximately $1.1 billion of our debt due in 2003 and fund or refinance our investment in telecommunications assets.

          The floating rate tranche bears interest at LIBOR plus 4.75% (with a minimum interest rate of 6.50%) and the fixed rate tranche bears interest at 6.95% per annum. The interest rate on the floating rate tranche was 6.50% at December 31, 2003. The lenders funded the entire principal amount of the loan subject to the original issue discount for the floating rate tranche of 1.00% and for the fixed rate tranche of 1.652%.

          In March 2002, we issued $1.5 billion in bonds with a 10-year maturity and an 8.875% interest rate. At December 31, 2003 the interest rate was 9.125%. Once we have registered the notes with the Securities and Exchange Commission (the "SEC"), the interest rate will return to 8.875%, the original stated rate.

          Our long-term borrowings had the following interest rates and maturities at December 31, 2003:

	Maturities
Interest Rates
	2004	2005	2006	2007	2008	Thereafter	Total
	(Dollars in millions)
Above 5% to 6%	$117	$41	$—	$70	$320	$—	$548
Above 6% to 7%	—	416	—	1,340	—	1,500	3,256
Above 7% to 8%	750	—	—	—	2	1,581	2,333
Above 8% to 9%	—	—	—	—	—	250	250
Above 9% to 10%	—	—	—	—	—	1,500	1,500

Total	$867	$457	$—	$1,410	$322	$4,831	7,887

Capital leases and other							25
Unamortized discount and other							(157)
Less current borrowings							(881)

Total long-term debt							$6,874

Other debt related matters

          At December 31, 2003, QCII and its consolidated subsidiaries had total borrowings of $17.5 billion. Some of these borrowings issued by QCII and QSC are secured by liens on our stock. As a result, ownership of our stock could transfer if either QCII or QSC were to default on their debt obligations.

          At December 31, 2003, QCII was in compliance with all provisions and covenants of their borrowings. QCII obtained extensions under the QSC Credit Facility for the delivery of certain annual and quarterly financial information. The waiver extended the compliance date to provide certain annual and quarterly financial information to March 31, 2004. On February 5, 2004, the QSC Credit Facility was paid off and terminated.

Interest

          The following table presents the amount of gross interest expense, capitalized interest and cash paid for interest during 2003, 2002 and 2001:

	Years Ended December 31,
	2003	2002	2001
	(Dollars in millions)
Gross interest expense	$586	$565	$508
Capitalized interest	(13)	(24)	(43)

Net interest expense	$573	$541	$465

Cash interest paid	$579	$472	$464

          Of the cash interest paid shown above, cash interest paid to affiliates amounted to $0 million, $0 million and $2 million for 2003, 2002 and 2001, respectively.

Note 7: Transfer of Qwest Wireless Operations

          On April 30, 2004, our direct parent, Qwest Service Corporation ("QSC"), made capital contributions of $2.185 billion to us. We, in turn, made capital contributions of the same amount into Qwest Wireless, which used these proceeds to pay down its $2.185 billion in outstanding borrowings which were due to affiliates.

          On May 1, 2004, we transferred ownership of our subsidiary, Qwest Wireless LLC, which was the entity through which we held our wireless assets and conducted our wireless operations. The transfer was made in the form of a dividend to QSC, our direct parent, and, as a result, no consideration was exchanged. Due to this transfer, we no longer have wireless operations, and the results of Qwest Wireless operations are presented as discontinued operations in these financial statements. The impacts on Qwest revenue of the discontinuance of the wireless operations includes the exclusion of revenue from the wireless operation offset in part by an increase in certain wireline revenue which was eliminated through consolidation of the wireless operations in previous presentations.

	Years ended December 31,
	2003	2002	2001
	(Dollars in millions)
Wireless operating revenue	$594	$694	$688
Qwest revenue from affiliate wireless operations	(144)	(157)	(155)

Net Revenue	450	537	533
Costs and Expenses:
Cost of sales	222	280	401
Selling, general and administrative	211	281	393
Depreciation and amortization	55	129	147
Asset impairment charges	230	829	17
Restructuring, merger-related and other charges	—	4	33

Loss from operations	(268)	(986)	(458)
Other expense	(143)	(155)	(130)

Loss before income taxes	(411)	(1,141)	(588)
Income tax benefit	159	444	227

Loss from discontinued operations	$(252)	$(697)	$(361)

          The following table presents the assets and liabilities associated with our discontinued operations, related to our transfer of ownership of Qwest Wireless to an affiliate, as of December 31, 2003 and 2002.

	December 31,
	2003	2002
	(Dollars in millions)
Current transferred assets	$9	$(26)
Property, plant and equipment, net	36	272
Intangible assets	164	175
Other long-term assets	148	84

Total assets associated with discontinued operations	$357	$505

Current borrowings — affiliates	$2,118	$1,888
Current portion of liabilities associated with discontinued operations	27	70
Other long-term liabilities	(11)	(22)

Total liabilities associated with discontinued operations	$2,134	$1,936

Note 8: Restructuring and Merger-related Charges

          The restructuring reserve balances discussed below are included in our consolidated balance sheets in the category of accrued expenses and other current liabilities for the current portion and other long-term liabilities for the long-term portion. As of December 31, 2003 and 2002, the amounts included as current liabilities are $58 million and $52 million, and the long-term portions are $14 million and $30 million, respectively.

2003 Activities

          During the year ended December 31, 2003, as part of an ongoing effort of evaluating costs of operations, QCII reviewed our employee levels in certain areas of our business. In connection with this restructuring and, as a result, we established a reserve and recorded a charge to our 2003 consolidated statement of operations for $71 million to cover the costs associated with these actions, more fully described below.

          An analysis of activity associated with the 2003 restructuring plan as well as prior year restructuring and Merger plans is as follows:

		Year Ended December 31, 2003
	January 1, 2003 Balance				December 31, 2003 Balance
		Provisions	Utilization	Reversals
	(Dollars in millions)
2003 restructuring plan	$—	$71	$20	$—	$51
2002 restructuring plan	59	—	35	3	21
2001 restructuring plan	21	—	10	11	—
Merger-related	2	—	2	—	—

Total	$82	$71	$67	$14	$72

          The 2003 restructuring reserve included charges of $65 million related to severance benefits pursuant to established severance policies and $6 million for real estate exit obligations, which primarily include estimated future net payments on abandoned operating leases. QCII identified approximately 1,600 of our employees from various functional areas to be terminated as part of this restructuring. Through December 31, 2003, approximately 1,100 of the planned reductions had been completed. The remaining 500 reductions are expected to occur over the next year, with severance payments generally extending from two to 12 months. The real estate exit costs include the net present value of rental payments due over the remaining term of the leases, net of estimated sublease rentals and estimated costs to terminate the leases. Through December 31, 2003, we had utilized $20 million of the 2003 restructuring reserves for severance payments.

          During the year ended December 31, 2003, we utilized $29 million of the established reserves for severance payments made to employees that were terminated under the 2002 restructuring plan and $6 million for real estate exit-related payments. QCII had identified 2,400 of our employees to be terminated as part of the 2002 plan, and as of December 31, 2003 these employee reductions were complete, with some severance payments extending into 2004. As the 2002 plan terminations were completed and actual costs were less than originally estimated, we reversed $3 million of the 2002 plan reserves during the year ended December 31, 2003. The remaining 2002 plan reserve includes $4 million for severance payments, which we expect to utilize in 2004 and $17 million for real estate exit costs. The real estate exit reserves are expected to be utilized over the next several years. QCII had anticipated that 4,800 of our employees would be terminated as part of the 2001 plan. We have terminated 3,700 employees under this plan. During the year ended December 31, 2003, we utilized $10 million of the 2001 plan reserves, primarily for real estate exit costs. As the employee severance-related activities relative to the 2001 plan were complete, the remaining combined reserve of $11 million was reversed during the year ended December 31, 2003. Both the 2001 and 2002 plan reversals were necessary as actual costs for the plans were less than originally estimated.

          During the year ended December 31, 2003, we utilized the remaining Merger-related reserve established during 2000.

2002 Activities

          During the year ended December 31, 2002, in response to shortfalls in employee reductions as part of the 2001 restructuring plan (as discussed below) and due to continued declines in our revenue and general economic conditions, QCII identified employee reductions in various functional areas and permanently exited a number of operating and administrative locations. In connection with that restructuring, we established a restructuring reserve and recorded a charge of $108 million to our 2002 consolidated statement of operations to cover the costs associated with these restructuring actions more fully described below.

		Year Ended December 31, 2002
	January 1, 2002 Balance				December 31, 2002 Balance
		Provisions	Utilization	Reversals
	(Dollars in millions)
2002 restructuring plan and other	$—	$108	$49	—	$59
2001 restructuring plan	205	75	124	135	21
Merger-related	38	—	6	30	2

Total	$243	$183	$179	$165	$82

          The 2002 plan provision included $78 million for severance costs and $30 million for real estate exit costs. During the year ended December 31, 2002, $42 million of the reserve was utilized for severance costs and $7 million was utilized for real estate exit costs. Relative to the 2001 plan, during the year ended December 31, 2002, $107 million of the reserve was utilized for severance costs and $17 million was utilized for real estate exit costs. Also during the year ended December 31, 2002, we accrued an additional $75 million for additional 2001 plan real estate exit costs and reversed $135 million of 2001 plan severance and real estate exit reserves, primarily as actual 2001 plan terminations of 3,700 were lower than the 4,800 which were anticipated in the plan.

          During the year ended December 31, 2002, we utilized $6 million of Merger-related reserves established during 2000 and also reversed $30 million of the Merger-related reserves as those employee reductions and contractual settlements were complete.

2001 Activities

          During the year ended December 31, 2001, we established a reserve and charged to our consolidated statement of operations $206 million for restructuring activities in conjunction with the QCII 2001 restructuring plan. This reserve was comprised of $182 million for severance costs and $24 million for real estate exit costs. During the year ended December 31, 2001, in relation to the Merger, we charged to our consolidated statement of operations $106 million for additional contractual settlement, legal contingency and other related costs and $6 million for additional severance and employee-related charges, net of reserve reversals. The additional provisions and reversals of our Merger-related costs were due to additional Merger-related activities and modifications to previously accrued Merger-related activities.

Cumulative Plan Utilization

          The following table outlines our cumulative utilization of the 2003, 2002 and 2001 and restructuring and Merger-related plans, through December 31, 2003:

	December 31, 2003 — Cumulative Utilization
	Severance and Related	Real Estate Exit and Related	Total
	(Dollars in millions)
2003 restructuring plan	$20	$0	$20
2002 restructuring plan	71	13	84
2001 restructuring plan	113	25	138
Merger-related	248	649	897

Total cumulative utilization	$452	$687	$1,139

Note 9: Other Financial Information

Accrued expenses and other current liabilities

          Accrued expenses and other current liabilities consist of the following:

	December 31,
	2003	2002
	(Dollars in millions)
Accrued property taxes and other operating taxes	$320	$345
Employee compensation	193	168
Current portion of state regulatory and legal liabilities	205	180
Accrued interest	107	127
Other	72	47
Restructuring	59	52

Total accrued expenses and other current liabilities	$956	$919

Note 10: Employee Benefits

Pension, Post-retirement and Other Post-employment Benefits

          Our employees participate in the QCII pension, post-retirement and other post-employment benefit plans. The amounts contributed by us are not segregated or restricted to pay amounts due to our employees and may be used to provide benefits to other employees of QCII or its affiliates. The plan administrator allocates the cost of pension and post-retirement health care and life insurance benefits and required contributions to us. The allocation is based upon employee demographics of our employees compared to all the remaining participants. For further discussion of the QCII pension, post-retirement and other post-employment benefit plans please see the QCII annual report on Form 10-K for the year ended December 31, 2003 ("QCII 2003 Form 10-K").

          In accordance with SFAS No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits", we are required to disclose the amount of our contributions to QCII relative to the QCII pension, post-retirement and other post-employment benefit plans. No pension funding was required during 2003 or 2002 and as of December 31, 2003 and 2002, the fair value of the assets in the qualified pension trust exceeded the accumulated benefit obligation of the qualified pension plan. In addition, we did not make any contributions to the post-retirement healthcare or life trusts in 2002; however, we did contribute $8 million to the post-retirement healthcare trust in 2003. We expect to contribute approximately $13 million to the post-retirement healthcare trust during 2004.

          Our allocated pension credits for 2003, 2002 and 2001 were $107 million, $158 million and $274 million, respectively. Our allocated post-retirement benefit costs for 2003, 2002 and 2001 were $295 million, $107 million and $13 million, respectively. These allocated amounts represent our share of the pension credits and post-retirement benefit costs based on the actuarially determined amounts.

          For 2003, the net pension expense allocated to cost of sales was $127 million, and for 2002 and 2001 the net pension credit allocated to cost of sales was $33 million and $187 million, respectively. For 2003, the net pension expense allocated to Selling, General and Administrative ("SG&A") was $61 million, and for 2002 and 2001 the net pension credit allocated to SG&A was $18 million and $74 million, respectively.

Medicare Prescription Drug, Improvement and Modernization Act of 2003

          In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("the Medicare Act") became law in the United States. The Medicare Act introduces a prescription drug benefit under Medicare as well as a Federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare benefit. In accordance with FASB Staff Position FAS No. 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003," QCII elected to defer recognition of the effects of the Medicare Act in any measures of the benefit obligation or cost.

          Specific authoritative guidance on the accounting for the Federal subsidy is pending and that guidance, when issued, could require QCII and us to change previously reported information. Currently, QCII does not believe it will need to amend its plan to benefit from the Medicare Act. The measurement date used to determine pension and other postretirement benefit measures for the pension plan and the postretirement benefit plan is December 31.

Other benefit plans

          401(k) plan.    QCII currently sponsors a defined contribution benefit plan covering substantially all management and occupational (union) employees. Under this plan, employees may contribute a percentage of their annual compensation to the plan up to certain maximums, as defined by the plan and by the Internal Revenue Service. Currently, QCII on our behalf, matches a percentage of our employee contributions in QCII common stock. We made cash contributions in connection with our employee's participation in QCII's 401(k) plan of $5 million for 2002 and $59 million for 2001. In addition, QCII, on our behalf, made contributions of QCII common stock valued at $46 million in 2003 and $44 million in 2002. QCII did not make any contributions of QCII common stock on our behalf in 2001.

          Deferred compensation plans.    QCII sponsors several deferred compensation plans for a select group that includes certain of our current and former management and highly compensated employees, certain of which plans are open to new participants. Participants in these plans may, at their discretion, invest their deferred compensation in various investment choices, including QCII's common stock.

          Our portion of QCII's deferred compensation obligation is included on our consolidated balance sheet in other long-term liabilities. Investment earnings, administrative expenses, changes in investment values and increases or decreases in the deferred compensation liability resulting from changes in the investment values are recorded in our consolidated statement of operations. Our deferred compensation liability in the QCII plan as of December 31, 2003 and 2002 was

$5 million and $7 million, respectively. Our portion of QCII's deferred compensation plans' assets were $1 million at December 31, 2003, and is included in other long-term assets on our consolidated balance sheets.

Note 11: Stock Incentive Plans

Stock Options

          Our employees participate in the QCII employee stock option plans. The QCII plans are stock-based compensation plans that permit the issuance of stock-based instruments including stock options, stock appreciation rights, restricted stock and phantom units, as well as substitute stock options and restricted stock awards.

          QCII's stock option plans, in which our employees participate, are accounted for using the intrinsic-value method under which no compensation expense is recognized for options granted to employees with an exercise price that equals or exceeds the value of the underlying security on the measurement date. In certain instances, the exercise price has been established prior to the measurement date, in which event any excess of the stock price on the measurement date over the exercise price is recorded as deferred compensation and amortized over the service period during which the stock option award vests, in accordance with FIN No. 28. We recorded stock-based compensation expense of $1 million, $2 million and $6 million in the years ended December 31, 2003, 2002 and 2001, respectively. For further discussion of QCII employee stock incentive plans see the QCII 2003 Form 10-K.

          QCII charges us for stock-option compensation expense through a contribution to common stock for our share of the deferred compensation expense.

Employee stock purchase plan

          Our employees may participate in QCII's Employee Stock Purchase Plan ("ESPP"). Under the terms of the ESPP, eligible employees may authorize payroll deductions of up to 15% of their base compensation, as defined, to purchase QCII's common stock at a price of 85% of the fair market value of the stock on the last trading day of the month in which the stock is purchased. In accordance with APB No. 25, we do not recognize compensation expense for the difference between the employees' purchase price and the fair market value of the stock.

Note 12: Stockholder's Equity

Common stock (no par value)

          We have one share of issued and outstanding common stock owned by QSC.

Transfer of assets and other transfers with QSC

          In the normal course of business, we transfer assets to and from QSC. It is our policy to record these asset transfers as contributions or distributions, based on carrying values. QSC transferred to us $6 million in stock compensation during 2001. We transferred net assets to QSC of $8 million in 2001. During 2002, QSC transferred to us $10 million of net assets, $16 million of tax benefits on stock options and $2 million for stock compensation. During 2003, QSC transferred to us $8 million of net assets and $1 million for stock compensation. During 2003 and 2002, we transferred to QSC $173 million and $110 million in tax benefits, respectively.

Dividends

          We have historically declared and paid regular dividends to our parent, QSC, based on our consolidated net income. In August 2003, we modified our dividend practice to exclude the impact of our wireless subsidiary's net income (loss) on our consolidated earnings for purposes of determining the amount of regular dividends we declare and pay. As a result, we now declare and pay regular dividends based only on the earnings (net income) of our wireline operations.

          We declared cash dividends to QSC of $2.306 billion, $805 million and $1.407 billion during 2003, 2002 and 2001, respectively. The 2003 dividends declared include regular dividends of $1.227 billion and dividends of $1.079 billion relating to net income from prior periods that was not declared or paid as dividends in those periods. We plan to declare and make additional dividend payments in the future until all net income from wireline entities from prior periods has been declared and remitted as dividends. We estimate that the incremental amount (in addition to the $1.079 billion declared in 2003) of such dividends will be approximately $1.360 billion.

          We paid cash dividends of $2.880 billion and $1.915 billion in 2003 and 2002, respectively. At December 31, 2003, we had $200 million in dividends payable. In February 2004, we paid dividends of $200 million. All dividends are paid to QSC, our parent.

Contested liability trust

          We have established a contested liability trust, or grantor trust, related to the payment of certain contingent obligations. The assets in the trust set aside for payments of these contingencies are not legally restricted. During 2000, the trust was funded with a contribution of a note receivable of $286 million. We recorded $286 million as an increase to common stock, and the related $286 million note receivable into common stock as well.

Note 13: Income Taxes

          The components of the provision for income tax are as follows:

	Years Ended December 31,
	2003	2002	2001
	(Dollars in millions)
Current tax provision:
Federal	$401	$605	$392
State and local	52	74	56

	453	679	448
Deferred tax expense (benefit):
Federal	184	215	526
State and local	38	39	91

	222	254	617

Provision for income taxes	$675	$933	$1,065

          The effective tax rate differs from the statutory tax rate as follows:

	Years Ended December 31,
	2003	2002	2001
	(in percent)
Federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes — net of federal effect	3.3	3.0	3.4
Other	.1	.3	(0.8)

Effective income tax rate	38.4%	38.3%	37.6%

          The components of the deferred tax assets and liabilities are as follows:

	December 31,
	2003	2002
	(Dollars in millions)
Property, plant and equipment	$(3,067)	$(2,616)
Intangible assets	(347)	(367)
Other deferred tax liabilities	(45)	(133)

Total deferred tax liabilities	(3,459)	(3,116)

Post-retirement benefits — net of pension	740	727
Allowance for doubtful accounts	62	72
Unamortized investment tax credit	45	51
Restructuring reserves	30	18
Other deferred tax assets	75	118

Total deferred tax assets	952	986

Net deferred tax liabilities	$(2,507)	$(2,130)

          We paid $135 million, $646 million and $523 million to QCII, through QSC, for income taxes in 2003, 2002 and 2001, respectively.

          We had unamortized investment tax credits of $114 million and $125 million as of December 31, 2003 and 2002, respectively, which are included in other long-term liabilities on the consolidated balance sheets. These credits are amortized over the life of the related asset. Amortization of investment tax credits of $11 million, $10 million and $19 million are included in the provision for income taxes for the years ended December 31, 2003, 2002 and 2001, respectively. At the end of 2003, we had $13 million ($8 million, net of federal income tax) of state investment tax credit carryforwards that will expire between 2010 and 2016, if not utilized.

          In accordance with SFAS No. 109, "Accounting for Income Taxes", we have performed an evaluation of our deferred tax assets. It is our opinion that it is more likely than not that the deferred tax assets will be realized and should not be reduced by a valuation allowance.

Note 14: Contribution to QCII Segments

          Our operations are integrated into and are part of the segments of the QCII consolidated group. The chief operating decision maker ("CODM") for QCII makes resource allocation decisions and assessments of financial performance for the consolidated group based on wireline, wireless and other segmentation. For more information about QCII's reporting segments, see QCII's annual report on Form 10-K for the year ended December 31, 2003. Our business contributes to the segments reported by QCII, but the QCII CODM reviews our financial information only in connection with this filing. Consequently, we do not provide discrete financial information for QC to a CODM on a regular basis.

          Due to the May 1, 2004 transfer of our wireless operations to one of our affiliates, we no longer include wireless revenue and expenses in our continuing operations. Wireless revenue and expense are included in our discontinued operations. See Note 7 — Transfer of Qwest Wireless Operations. Following the transfer of the wireless operations, essentially all of our operations contribute to QCII's wireline services segment. As such, we will no longer report our contribution to QCII's segments as this information does not differ materially from our consolidated statements of operations. We will, however, continue to provide the following enterprise-wide information on revenues from external customers for each group of similar products and services.

	Years ended December 31,
	2003	2002	2001
	(Dollars in millions)
Voice services	$7,883	$8,602	$9,295
Data ands Internet services	2,125	2,189	2,168
Other services	19	20	19

Operating revenue from external customers	$10,027	$10,811	$11,482

          Voice services revenue includes local voice services, IntraLATA long-distance voice services and access services. Local voice services revenue includes revenue from basic local exchange services, switching services, custom calling features, enhanced voice services, operator services, public telephone services, collocation services and customer premises equipment. Local voice services revenue also includes revenue from the provision of, on a wholesale basis, network transport, billing services and access to our local network. IntraLATA long-distance voice services revenue includes revenue from IntraLATA long-distance services within our local service area. Access services revenue includes fees charged to other long-distance providers to connect to our network.

          Data and Internet services revenue includes data services (such as traditional private lines, wholesale private lines, frame relay, Integrated Services Digital Network ("ISDN"), asynchronous transfer mode and related CPE) and Internet services (such as DSL, Internet dial access and related CPE).

          Other services revenue is predominately derived from the sublease of some of our unused real estate assets, such as space in our office buildings, warehouses and other properties.

          We do not have any single major customer that provides more than ten percent of the total of our revenues derived from external customers.

Note 15: Related Party Transactions

          We purchase services from our affiliates, such as marketing and advertising, information technology, product and technical services as well as general support services. We provide to our affiliates telephony and data services, and other services.

          Our affiliates provide services and also contract services from third parties on our behalf. In the latter case, the third parties bill our affiliates who in turn charge us for our respective share of these third party expenses. Our affiliates charge us for services rendered by their employees applying a fully distributed costs ("FDC") methodology. FDC rates are determined using salary rates, including factors for taxes, employee benefits, and facilities and overhead costs. These salary rates are charged to us based on hours worked or charges are allocated to us based on estimates.

          We charge our affiliates based on tariffed rates for telephony and data services. We bill prevailing third-party rates for wireless services and for other services we bill either FDC or market rates.

          We describe in further detail below the services provided by our affiliates.

Marketing, Sales and Advertising

          Marketing, sales and advertising, which support preparation for joint marketing of our services, include the development of marketing and advertising plans, sales unit forecasts, market research, sales training and compensation plans.

Information Technology Services

          Information technology services primarily include the labor cost of developing, testing and implementing the system changes necessary to support order entry, provisioning and billing of services, as well as the cost of improving, maintaining and operating our shared internal communications networks.

Product and Technical Services

          Product and technical services relate to forecasting demand volumes and developing plans around network utilization and optimization, developing and implementing plans for overall product development, provisioning and customer care.

General Support Services

          General support services include legal, regulatory, general finance and accounting, tax, human resources and executive support.

Other

          This category includes the costs of miscellaneous services such as rental of office space, procurement and communications services.

          Included in our consolidated statement of operations and balance sheets are the following:

	Year Ended December 31,
	2003	2002	2001
	(Dollars in millions)
Revenues — affiliates	$784	$568	$522
Cost of sales — affiliates	$420	$359	$329
SG&A — affiliates	$1,314	$1,226	$936
Interest expense — net — affiliates	$—	$—	$2
	As of December 31,
	2003	2002
	(Dollars in millions)
Accounts receivable — affiliates	$126	$232
Prepaid income taxes — QSC	$—	$255
Accounts payable — affiliates	$437	$417
Income taxes payable — QSC	$154	$—

Note 16: Commitments and Contingencies

Commitments

          Future Contractual Commitments.    The following table summarizes our future commitments, excluding repayments of debt, as of December 31, 2003:

	Payments Due by Period
	2004	2005	2006	2007	2008	Thereafter	Total
	(Dollars in millions)
Capital leases and other	$16	$7	$2	$1	$1	$9	$36
Operating leases	123	114	84	79	69	272	741
Purchase commitment obligations	57	39	39	1	—	—	136

Total commitments	$196	$160	$125	$81	$70	$281	$913

          Capital Leases.    We lease certain office facilities and equipment under various capital lease arrangements. Assets acquired through capital leases during 2003, 2002 and 2001 were $9 million, $16 million and $56 million, respectively. Assets recorded under capitalized lease agreements included in property, plant and equipment consisted of $94 million, $236 million and $394 million of cost, less accumulated amortization of $63 million, $158 million and $223 million at December 31, 2003, 2002 and 2001, respectively.

          The future minimum payments under capital leases as of December 31, 2003 are reconciled to our balance sheet as follows:

Capital Lease Obligations
(Dollars in millions)
Total minimum payments	$36
Less: amount representing interest	(11)

Present value of minimum payments	25
Less: current portion	(14)

Long-term portion	$11

          Operating Leases.    Certain office facilities, real estate and equipment are subject to operating leases. We also have easement (or right-of-way) agreements with railroads and public transportation authorities that are accounted for as operating leases. Rent expense under these operating leases was $170 million, $207 million and $237 million during 2003, 2002 and 2001, respectively, net of sublease rentals of $6 million, $4 million and $4 million respectively. Minimum operating lease payments have not been reduced by minimum sublease rentals of $36 million due in the future under non-cancelable subleases. In 2003, 2002 and 2001, contingent rentals representing the difference between the fixed and variable rental payments were not material.

          Purchase Commitment Obligations.    We have purchase commitments with Competitive Local Exchange Carriers ("CLECs"), IXCs and third-party vendors that require us to make payments to purchase network services, capacity and telecommunications equipment. These commitments require us to maintain minimum monthly and/or annual billings, in certain cases based on usage.

          Letters of Credit.    At December 31, 2003, the amount of letters of credit outstanding was $3 million and we did not have any outstanding guarantees.

          Contingencies.    For descriptions of new matters that have arisen subsequent to December 31, 2003, please see Note 17-Subsequent Events.

Legal Proceedings Involving Qwest Corporation

          Securities Action.    On June 27, 2002, a putative class action was filed in the District Court for the County of Boulder against us, QCII, The Anschutz Family Investment Co., Philip Anschutz, Joseph P. Nacchio and Robin R. Szeliga on behalf of purchasers of QCII's stock between June 28, 2000 and June 27, 2002 and owners of U S WEST stock on June 28, 2000. The complaint alleges, among other things, that QCII and the individual defendants issued false and misleading statements and engaged in improper accounting practices in order to accomplish the Merger, to make QCII appear successful and to inflate the value of QCII's stock. The complaint asserts claims under sections 11, 12, 15 and 17 of the Securities Act of 1933, as amended ("Securities Act"). The complaint seeks unspecified monetary damages, disgorgement of illegal gains and other relief. On July 31, 2002, the defendants removed this state court action to federal district court in Colorado and subsequently moved to consolidate this action with the consolidated securities action identified below. The plaintiffs have moved to remand the lawsuit back to state court. Defendants have opposed that motion, which is pending before the court.

          Regulatory Matters.    On February 14, 2002, the Minnesota Department of Commerce filed a formal complaint against us with the Minnesota Public Utilities Commission, or the Minnesota Commission, alleging that we, in contravention of federal and state law, failed to file interconnection agreements with the Minnesota Commission relating to certain of our wholesale customers, and thereby allegedly discriminated against other CLECs. On November 1, 2002, the Minnesota Commission issued a written order adopting in full a proposal by an administrative law judge that we committed 26 individual violations of federal law by failing to file, as required under section 252 of the Telecommunications Act, 26 distinct provisions found in 12 separate agreements with individual CLECs for regulated services in Minnesota. The order also found that we agreed to provide and did provide to McLeodUSA and Eschelon Telecom, Inc. discounts on regulated wholesale services of up to 10% that were not made available to other CLECs, thereby unlawfully discriminating against them. The order found we also violated state law, that the harm caused by our conduct extended to both customers and competitors, and that the damages to CLECs would amount to several million dollars for Minnesota alone.

          On February 28, 2003, the Minnesota Commission issued its initial written decision imposing fines and penalties, which was later revised on April 8, 2003 to include a fine of nearly $26 million and ordered us to:

  •
  grant a 10% discount off all intrastate Minnesota wholesale services to all CLECs other than Eschelon and McLeodUSA; this discount would be applicable to purchases made by these CLECs during the period beginning on November 15, 2000 and ending on May 15, 2002;

  •
  grant all CLECs other than Eschelon and McLeodUSA monthly credits of $13 to $16 per UNE-P line (subject to certain offsets) purchased during the months of November 2000 through February 2001;

  •
  pay all CLECs other than Eschelon and McLeodUSA monthly credits of $2 per access line (subject to certain offsets) purchased during the months of July 2001 through February 2002; and

  •
  allow CLECs to opt-in to agreements the Minnesota Commission determined should have been publicly filed.

          The Minnesota Commission issued its final, written decision setting forth the penalties and credits described above on May 21, 2003. On June 19, 2003, we appealed the Minnesota Commission's orders to the United States District Court for the District of Minnesota. The appeal is pending. If affirmed on appeal, the aggregate payments required by the Minnesota Commission's decision, including fines, penalties and required discounts and credits to CLECs operating in Minnesota, would be approximately $45 million.

          Arizona, Colorado, New Mexico, Washington, Iowa and South Dakota have also initiated formal proceedings regarding our alleged failure to file required agreements in those states. New Mexico has issued an order providing its interpretation of the standard for filing these agreements, identified certain of our contracts as coming within that standard and opened a separate docket to consider further proceedings. On April 29, 2004, the New Mexico Staff filed comments recommending penalties totaling $5.05 million. Colorado has also opened an investigation into these matters, and on February 27, 2004, the Staff of the Colorado PUC submitted its Initial Comments. The Colorado Staff's Initial Comments recommended that the PUC open a show cause proceeding based upon the Staff's view that Qwest and CLECs had willfully and intentionally violated federal and state law and Commission rules. The Staff also detailed a range of remedies available to the Commission, including but not limited to an assessment of penalties and an obligation to extend credits to CLECs. On April 15, 2004, Qwest and the Office of Consumer Counsel for Colorado entered into a settlement, subject to Commission approval, that would require Qwest to pay $7.5 million in contributions to state telecommunications programs to resolve claims relating to potential penalties in the docket and that offers CLECs credits that could total approximately $9 million. During an open meeting on April 21, 2004, the Arizona Corporation Commission entered final orders upon consideration of recommended orders of the administrative law judge and a settlement between Qwest and three CLECs that was filed with the Commission on April 14, 2004. The Commission ordered Qwest to issue bill credits or pay cash totaling approximately $11.7 million to Arizona CLECs on the basis of the settlement, and also ordered Qwest to pay penalties of $9 million to the state treasury. On June 26, 2003, we received from the FCC a letter of inquiry seeking information about related matters. We submitted our initial response to this inquiry on July 31, 2003. On March 12, 2004, the FCC issued a Notice of Apparent Liability which recommended penalties of $9 million for alleged delays in filing 46 agreements in Arizona and Minnesota. Our response is due May 12, 2004. The proceedings and investigations in New Mexico, Colorado and Washington and at the FCC could result in the imposition of fines and other penalties against us that could be material. Iowa and South Dakota have concluded their inquiries resulting in no imposition of penalties or obligations to issue credits to CLECs in those states. Also, some telecommunications providers have filed private actions based on facts similar to those underlying these administrative proceedings. These private actions, together with any similar, future actions, could result in additional damages and awards that could be significant.

          Illuminet, Inc., or Illuminet, a traffic aggregator, and several of its customers have filed complaints with regulatory agencies in Idaho, Nebraska, Iowa, North Dakota and New Mexico, alleging that they are entitled to refunds due to our purported improper implementation of tariffs governing certain signaling services we provide in those states. The commissions in Idaho and Nebraska have ruled in favor of Illuminet and awarded it $1.5 million and $4.8 million, respectively. We sought reconsideration in both states, which was denied, and subsequently we perfected appeals in both states. The proceedings in the other states and in states where Illuminet has not yet filed complaints could result in agency decisions requiring additional refunds. In addition, Nextel has filed an arbitration requesting refunds due to alleged improper implementation of the signaling services.

          QCII disclosed matters to the FCC in connection with its 2002 compliance review, including a change in traffic flow related to wholesale transport for operator services traffic and certain toll-free traffic, certain bill mis-labeling for commercial credit card bills, and certain billing errors for public telephone services originating in South Dakota and for toll free services. If the FCC institutes an investigation into the latter categories of matters, it could result in the imposition of fines and other penalties against QCII.

          We have other regulatory actions pending in local regulatory jurisdictions, which call for price decreases, refunds or both. These actions are generally routine and incidental to our business.

          Other Matters.    From time to time we receive complaints and become subject to investigations regarding "slamming" (the practice of changing long-distance carriers without the customer's consent), "cramming" (the practice of charging a consumer for goods or services that the consumer has not authorized or ordered) and other sales practices. In 2003, we resolved allegations and complaints of slamming and cramming with the Attorneys General for the states of Arizona, Colorado, Idaho, Oregon, Utah and Washington. In each of those states, we agreed to comply with certain terms governing our sales practices and to pay each of the states between $200,000 and $3.75 million. We may become subject to other investigations or complaints in the future, and any such complaints or investigations could result in further legal action and the imposition of fines, penalties or damage awards.

          We are subject to a number of environmental matters as a result of our prior operations as part of the Bell System. We believe that expenditures in connection with remedial actions under the current environmental protection laws or related matters will not be material to our business or financial condition.

Legal Proceedings Involving QCII

          QCII is involved in several investigations, securities actions and other matters that, if resolved against QCII, could have a material adverse effect on our business and financial condition. These matters are more fully described below.

          Investigations, Securities Actions and Derivative Actions.    The investigations and securities actions described below present material and significant risks to QCII. The size, scope and nature of the recent restatements of our and QCII's consolidated financial statements for fiscal 2001 and 2000 affect the risks presented by these matters, as certain of these matters questioned our prior accounting practices and related disclosures. Accordingly, plaintiffs in the securities actions may allege the restatement items in support of their claims. We can give no assurance as to the impacts on our and QCII's financial results or financial condition that may ultimately result from these matters. As QCII has previously disclosed, it recently engaged in preliminary discussions after it announced its 2003 financial results on February 19, 2004. These most recent discussions and further analysis have led QCII to conclude that a reserve should be provided. Accordingly, QCII has recorded a reserve in its consolidated financial statements for the estimated minimum liability associated with certain of these matters. However, the ultimate outcomes of these matters are still uncertain and there is a significant possibility that the amount of loss it ultimately incurs could be substantially more than the reserve it has provided.

          QCII believes that it is probable that all but $100 million of the reserve recorded as of December 31, 2003 will be recoverable out of a portion of $200 million of insurance proceeds, consisting of $143 million of cash and $57 million of irrevocable letters of credit, that were placed in a trust to cover its losses and the losses of individual insureds following its November 12, 2003 settlement of disputes with certain of its insurance carriers related to, among other things, the investigations and securities and derivative actions described below. However, the use and allocation of these proceeds has yet to be resolved between QCII and individual insureds. We are unable at this time to provide an estimate of the upper end of the possible range of loss associated with these matters due to their preliminary and complex nature, and, as a result, the amount QCII has reserved for these matters is its estimate of the lowest end of the possible range of loss.

          The securities actions are in a preliminary phase and QCII continues to defend against these matters vigorously. QCII has not yet conducted discovery on damages and other relevant issues. QCII is currently unable to provide any estimate as to the timing of the resolution of any of these matters. Any settlement of or judgment in one or more of these matters in excess of QCII's recorded reserves could be significant, and QCII can give no assurance that it will have the resources available to pay any such judgment. In the event of an adverse outcome in one or more of these matters, QCII's ability to meet its debt service obligations and its financial condition could be materially and adversely affected. As a wholly owned subsidiary of QCII, our business operations and financial condition would be similarly affected.

          Investigations.    On April 3, 2002, the SEC issued an order of investigation that made formal an informal investigation of QCII initiated on March 8, 2002. QCII is continuing in its efforts to cooperate fully with the SEC in its investigation. The investigation includes, without limitation, inquiry into several specifically identified QCII accounting practices and transactions and related disclosures that are the subject of the various adjustments and restatements described in the QCII Form 10-K for the year ended December 31, 2002, or the QCII 2002 Form 10-K. The investigation also includes inquiry into disclosure and other issues related to transactions between QCII and certain of its vendors and certain investments in the securities of those vendors by individuals associated with QCII.

          On July 9, 2002, QCII was informed by the U.S. Attorney's Office for the District of Colorado of a criminal investigation of its business. QCII believes the U.S. Attorney's Office is investigating various matters that include the subjects of the investigation by the SEC. QCII is continuing in its efforts to cooperate fully with the U.S. Attorney's Office in its investigation.

          During 2002, the United States Congress held hearings regarding QCII and matters that are similar to those being investigated by the SEC and the U.S. Attorney's Office. QCII cooperated fully with Congress in connection with those hearings.

          While QCII is continuing in its efforts to cooperate fully with the SEC and the U.S. Attorney's Office in each of their respective investigations, QCII cannot predict the outcome of those investigations. QCII has engaged in discussions with the SEC staff in an effort to resolve the issues raised in the SEC's investigation of it. Such discussions are preliminary and QCII cannot predict the likelihood of whether those discussions will result in a settlement and, if so, the terms of such settlement. However, settlements typically involve, among other things, the SEC making claims under the federal securities laws in a complaint filed in United States District Court that, for purposes of the settlement, the defendant neither admits nor denies. Were such a settlement to occur, QCII would expect such claims to address many of the accounting practices and transactions and related disclosures that are the subject of the various restatements QCII has made as well as additional transactions. In addition, any settlement with the SEC may also involve, among other things, the imposition of disgorgement and a civil penalty, the amounts of which could be substantially in excess of QCII's recorded reserve, and the entry of a court order that would require, among other things, that QCII and its officers and directors comply with provisions of the federal securities laws as to which there have been allegations of prior violations.

          In addition, as previously reported, the SEC has conducted an investigation concerning QCII's earnings release for the fourth quarter and full year 2000 issued on January 24, 2001. The release provided pro forma normalized earnings information that excluded certain nonrecurring expense and income items resulting primarily from the Merger. On November 21, 2001, the SEC staff informed QCII of its intent to recommend that the SEC authorize an action against QCII that would allege it should have included in the earnings release a statement of its earnings in accordance with GAAP. At the date of this filing, no action has been taken by the SEC. However, QCII expects that if its current discussions with the staff of the SEC result in a settlement, such settlement will include allegations concerning the January 24, 2001 earnings release.

          Also, as the GSA previously announced in July 2002, it is conducting a review of all contracts with QCII for purposes of determining present responsibility. On September 12, 2003, QCII was informed that the Inspector General of the GSA had referred to the GSA Suspension/Debarment Official the question of whether QCII (including us and its other subsidiaries) should be considered for debarment. QCII has been informed that the basis for the referral was the February 2003 indictment against four former QCII employees in connection with a transaction with the Arizona School Facilities Board in June 2001 and a civil complaint also filed in February 2003 by the SEC against the same former employees and others relating to the Arizona School Facilities Board transaction and a transaction with Genuity Inc., or Genuity, in 2000. QCII is cooperating fully with the GSA and believes that it and we will remain suppliers of the government; however, if QCII and us are not allowed to be a supplier to the government, we could lose the ability to expand the services we could provide to a purchaser of telecommunications services that has historically represented between 1% and 2% of QCII's consolidated annual revenues.

          Securities Actions and Derivative Actions.    Since July 27, 2001, 13 putative class action complaints have been filed in federal district court in Colorado against QCII alleging violations of the federal securities laws. One of those cases has been dismissed. By court order, the remaining actions have been consolidated into a consolidated securities action, which we refer to herein as the "consolidated securities action."

          On August 21, 2002, plaintiffs in the consolidated securities action filed their Fourth Consolidated Amended Class Action Complaint, or the Fourth Consolidated Complaint, which defendants moved to dismiss. On January 13, 2004, the United States District Court for the District of Colorado granted the defendants' motions to dismiss in part and denied them in part. In that order, the court allowed plaintiffs to file a proposed amended complaint seeking to remedy the pleading defects addressed in the court's dismissal order and ordered that discovery, which previously had been stayed during the pendency of the motions to dismiss, proceed regarding the surviving claims. On February 6, 2004, plaintiffs filed a Fifth Consolidated Amended Class Action Complaint, or the Fifth Consolidated Complaint. The Fifth Consolidated Complaint attempts to expand the putative class period previously alleged in the Fourth Consolidated Complaint, seeks to restore the claims dismissed by the court, including claims against certain individual defendants who were dismissed as defendants by the court's dismissal order, and to add additional individual defendants who have not been named as defendants in plaintiffs' previous complaints. The Fifth Consolidated Complaint also advances allegations related to a number of matters and transactions that were not pleaded in the earlier complaints. The Fifth Consolidated Complaint is purportedly brought on behalf of purchasers of publicly traded securities of QCII between May 24, 1999 and July 28, 2002, and names as defendants QCII, QCII's former Chairman and Chief Executive Officer, Joseph P. Nacchio, QCII's former Chief Financial Officers, Robin R. Szeliga and Robert S. Woodruff, other of QCII's former officers and current directors and Arthur Andersen LLP. The Fifth Consolidated Complaint alleges, among other things, that during the putative class period, QCII and certain of the individual defendants made materially false statements regarding the results of QCII's operations in violation of section 10(b) of the Securities Exchange Act of 1934, or the Exchange Act, that certain of the individual defendants are liable as control persons under section 20(a) of the Exchange Act, and that certain of the individual defendants sold some of their shares of QCII's common stock in violation of section 20A of the Exchange Act. The Fifth Consolidated Complaint further alleges that QCII and certain other defendants violated section 11 of the Securities Act of 1933, as amended, or the Securities Act, by preparing and disseminating false registration statements and prospectuses for the registration of QCII common stock to be issued to U S WEST shareholders in connection with the merger of the two companies, and for the exchange of $3 billion of QCII's notes pursuant to a registration statement dated January 17, 2001, $3.25 billion of QCII's notes pursuant to a registration statement dated July 12, 2001, and $3.75 billion of QCII's notes pursuant to a registration statement dated October 30, 2001. Additionally, the Fifth Consolidated Complaint alleges that certain of the individual defendants are liable as control persons under section 15 of the Securities Act by reason of their stock ownership, management positions and/or membership or representation on QCII's Board of Directors, or the QCII Board. The Fifth Consolidated Complaint seeks unspecified compensatory damages and other relief. However, counsel for plaintiffs has indicated that the purported class will seek damages in the tens of billions of dollars. On March 8, 2004, QCII and other defendants filed motions to dismiss the Fifth Consolidated Complaint.

          Since March 2002, seven putative class action suits were filed in federal district court in Colorado purportedly on behalf of all participants and beneficiaries of the Qwest Savings and Investment Plan and predecessor plans, or the Plan, from March 7, 1999 until the present. By court order, five of these putative class actions have been consolidated and the claims made by the plaintiff in the sixth case were subsequently included in the Second Amended and Consolidated Complaint, or the Second Consolidated Complaint, filed on May 21, 2003 and referred to as the "consolidated ERISA action". QCII expects the seventh putative class action to be consolidated with the other cases since it asserts substantially the same claims. Defendants in this matter include QCII, several former and current directors and certain former officers of QCII, as well as Qwest Asset Management, QCII's Plan Design Committee, the Plan Investment Committee and the Plan Administrative Committee of the pre-Merger QCII 401(k) Savings Plan. The consolidated ERISA action, which is brought under the Employee Retirement Income Security Act alleges, among other things, that the defendants breached fiduciary duties to the Plan members by allegedly excessively concentrating the Plan's assets invested in QCII's stock, requiring certain participants in the Plan to hold the matching contributions received from QCII in the Qwest Shares Fund, failing to disclose to the participants the alleged accounting improprieties that are the subject of the consolidated securities action, failing to investigate the prudence of investing in QCII's stock, continuing to offer

QCII's stock as an investment option under the Plan, failing to investigate the effect of the Merger on Plan assets and then failing to vote the Plan's shares against it, preventing Plan participants from acquiring QCII's stock during certain periods, and, as against some of the individual defendants, capitalizing on their private knowledge of QCII's financial condition to reap profits in stock sales. Plaintiffs seek equitable and declaratory relief, along with attorneys' fees and costs and restitution. Plaintiffs moved for class certification on January 15, 2003, and QCII has opposed that motion, which is pending before the court. Defendants filed motions to dismiss the consolidated ERISA action on August 22, 2002. Those motions are also pending before the court.

          On December 10, 2002, the California State Teachers' Retirement System, or CalSTRS, filed suit against QCII, certain of QCII's former officers and certain of QCII's current directors and several other defendants, including Arthur Andersen LLP and several investment banks, in the Superior Court of the State of California in and for the County of San Francisco. CalSTRS alleged that the defendants engaged in fraudulent conduct that caused CalSTRS to lose in excess of $150 million invested in QCII's equity and debt securities. The complaint alleges, among other things, that defendants engaged in a scheme to falsely inflate QCII's revenue and decrease its expenses so that QCII would appear more successful than it actually was during the period in which CalSTRS purchased and sold QCII securities. The complaint purported to state causes of action against QCII for (i) violation of California Corporations Code section 25400 et seq. (securities laws); (ii) violation of California Corporations Code section 17200 et seq. (unfair competition); (iii) fraud, deceit and concealment; and (iv) breach of fiduciary duty. Among other requested relief, CalSTRS sought compensatory, special and punitive damages, restitution, pre-judgment interest and costs. QCII and the individual defendants filed a demurrer, seeking dismissal of all claims. In response, CalSTRS voluntarily dismissed the unfair competition claim but maintained the balance of the complaint. The court denied the demurrer as to the California securities law and fraud claims, but dismissed the breach of fiduciary duty claim against QCII with leave to amend. The court also dismissed the claims against Robert S. Woodruff and Robin R. Szeliga on jurisdictional grounds. On or about July 25, 2003, plaintiff filed a First Amended Complaint. The material allegations and the relief sought remain largely the same, but plaintiff no longer alleges claims against Mr. Woodruff and Ms. Szeliga following the court's dismissal of the claims against them. CalSTRS reasserted its claim against QCII for breach of fiduciary duty as a claim of aiding and abetting breach of fiduciary duty. QCII filed a second demurrer to that claim, and on November 17, 2003, the court dismissed that claim without leave to amend.

          On November 27, 2002, the State of New Jersey (Treasury Department, Division of Investment), or New Jersey, filed a lawsuit similar to the CalSTRS action in New Jersey Superior Court, Mercer County. On October 17, 2003, New Jersey filed an amended complaint alleging, among other things, that QCII, certain of QCII's former officers and certain current directors and Arthur Andersen LLP caused QCII's stock to trade at artificially inflated prices by employing improper accounting practices, and by issuing false statements about QCII's business, revenues and profits. As a result, New Jersey contends that it incurred hundreds of millions of dollars in losses. New Jersey's complaint purports to state causes of action against QCII for: (i) fraud; (ii) negligent misrepresentation; and (iii) civil conspiracy. Among other requested relief, New Jersey seeks from the defendants, jointly and severally, compensatory, consequential, incidental and punitive damages. On November 17, 2003, QCII filed a motion to dismiss. That motion is pending before the court.

          On January 10, 2003, the State Universities Retirement System of Illinois, or SURSI, filed a lawsuit similar to the CalSTRS and New Jersey lawsuits in the Circuit Court of Cook County, Illinois. SURSI filed suit against QCII, certain of QCII's former officers and certain current directors and several other defendants, including Arthur Andersen LLP and several investment banks. On October 29, 2003, SURSI filed a second amended complaint which alleges, among other things, that defendants engaged in fraudulent conduct that caused it to lose in excess of $12.5 million invested in QCII's common stock and debt and equity securities and that defendants engaged in a scheme to falsely inflate QCII's revenues and decrease its expenses by improper conduct related to transactions with the Arizona School Facilities Board, Genuity, Calpoint LLC, KMC Telecom Holdings, Inc., KPNQwest N.V., and Koninklijke KPN, N.V. The second amended complaint purports to state the following causes of action against QCII: (i) violation of the Illinois Securities Act; (ii) common law fraud; (iii) common law negligent misrepresentation; and (iv) violation of section 11 of the Securities Act. SURSI seeks, among other relief, punitive and exemplary damages, costs, equitable relief, including an injunction to freeze or prevent disposition of the defendants' assets, and disgorgement. All the individual defendants moved to dismiss the action against them for lack of personal jurisdiction. To date, neither QCII nor the individual defendants have filed a response to the second amended complaint, and the Illinois' court's schedule does not contemplate that answers or motions to dismiss be filed until after the challenges to jurisdiction have been resolved.

          On October 22, 2001, a purported derivative lawsuit was filed in the United States District Court for the District of Colorado, or the Federal Derivative Litigation. On February 6, 2004, a third amended complaint was filed in the Federal Derivative Litigation, naming as defendants certain of QCII's present and former directors and certain former officers and naming QCII as a nominal defendant. The Federal Derivative Litigation is based upon the allegations made in the consolidated securities action and alleges, among other things, that the defendants breached their fiduciary duties to QCII by engaging in self-dealing, insider trading, usurpation of corporate opportunities, failing to oversee implementation of securities laws that prohibit insider trading, failing to maintain appropriate financial controls within QCII, and causing or permitting QCII to commit alleged securities violations, thus (1) causing QCII to be sued for such violations and (2) subjecting QCII to adverse publicity, increasing its cost of raising capital and impairing earnings. On March 26, 2004, a proposed fourth amended complaint was filed in the Federal Derivative Litigation, which names additional defendants, including a former QCII officer, Citigroup Inc. and corporations affiliated with Citigroup, Inc. The proposed fourth amended complaint contains allegations in addition to those set forth in the third amended complaint, including that certain individual defendants violated securities laws as a result of the filing of false and misleading proxy statements by QCII from 2000 through 2003, and that the Citigroup defendants aided and abetted breaches of fiduciary duties owed to QCII. The Federal Derivative Litigation has been consolidated with the consolidated securities action. Plaintiff seeks, among other remedies, disgorgement of alleged insider trading profits.

          On August 9, 2002, a purported derivative lawsuit was filed in the Court of Chancery of the State of Delaware. A separate alleged derivative lawsuit was filed in the Court of Chancery of the State of Delaware on or about August 28, 2002. On October 30, 2002, these two alleged derivative lawsuits, or collectively, the Delaware Derivative Litigation, were consolidated. The Second

Amended Complaint in the Delaware Derivative Litigation was filed on or about January 23, 2003, naming as defendants certain of QCII's current and former officers and directors and naming QCII as a nominal defendant. In the Second Amended Complaint the plaintiffs allege, among other things, that the individual defendants: (i) breached their fiduciary duties by allegedly engaging in illegal insider trading in QCII's stock; (ii) failed to ensure compliance with federal and state disclosure, anti-fraud and insider trading laws within QCII, resulting in exposure to it; (iii) appropriated corporate opportunities, wasted corporate assets and self-dealt in connection with investments in initial public offering securities through QCII's investment bankers; and (iv) improperly awarded severance payments to QCII's former Chief Executive Officer, Mr. Nacchio, and QCII's former Chief Financial Officer, Mr. Woodruff. The plaintiffs seek recovery of incentive compensation allegedly wrongfully paid to certain defendants, all severance payments made to Messrs. Nacchio and Woodruff, disgorgement, contribution and indemnification, repayment of compensation, injunctive relief, and all costs including legal and accounting fees. On March 17, 2003, defendants moved to dismiss the Second Amended Complaint, or, in the alternative, to stay the action. As described below, a proposed settlement of the Delaware Derivative Litigation has been reached.

          On each of March 6, 2002 and November 22, 2002, a purported derivative action was filed in Denver District Court, which we refer to collectively as the Colorado Derivative Litigation. On February 5, 2004, plaintiffs in one of these cases filed an amended complaint naming as defendants certain of QCII's current and former officers and directors and Anschutz Company, and naming QCII as a nominal defendant. The two purported derivative actions were consolidated on February 17, 2004. The amended complaint alleges, among other things, that various of the individual defendants breached their legal duties to QCII by engaging in various kinds of self-dealings, failing to oversee compliance with laws that prohibit insider trading and self-dealing, and causing or permitting QCII to commit alleged securities laws violations, thereby causing QCII to be sued for such violations and subjecting QCII to adverse publicity, increasing its cost of raising capital and impairing earnings.

          Beginning in May 2003, the parties to the Colorado Derivative Litigation and the Delaware Derivative Litigation participated in a series of mediation sessions with former United States District Judge Layn R. Phillips. On November 14, 2003, as a result of this process, the parties agreed in principle upon a settlement of the claims asserted in the Colorado Derivative Litigation and the Delaware Derivative Litigation, subject to approval and execution of formal settlement documents, approval by the Denver District Court and dismissal with prejudice of the Colorado Derivative Litigation, the Delaware Derivative Litigation and the Federal Derivative Litigation. From November 14, 2003 until February 17, 2004, the parties engaged in complex negotiations to resolve the remaining issues concerning the potential settlement. On February 17, 2004, the parties reached a formal Stipulation of Settlement, which was filed with the Denver District Court. The stipulation of settlement provides, among other things, that if approved by the Denver District Court and upon dismissal with prejudice of the Delaware Derivative Litigation and the Federal Derivative Litigation, $25 million of the $200 million fund from the insurance settlement with certain of QCII's insurance carriers will be designated for the exclusive use of QCII to pay losses and QCII will implement a number of corporate governance changes. (The $200 million has been placed in trust to cover losses QCII may incur and the losses of current and former directors and officers and others who release the carriers in connection with the settlement.) The Stipulation of Settlement also provides that the Denver District Court may enter awards of attorneys' fees and costs to derivative plaintiffs' counsel from the $25 million in amounts not to exceed $7.5 million and $125,000, respectively. On February 17, 2004, the Denver District Court entered a Preliminary Approval Order and scheduled a hearing to take place on June 15, 2004, to consider final approval of the proposed settlement and derivative plaintiffs' counsels' request for an award of fees and costs.

          On or about February 23, 2004, plaintiff in the Federal Derivative Litigation filed a motion in the United States District Court for the District of Colorado to enjoin further proceedings relating to the proposed settlement of the Colorado Derivative Litigation, or alternatively, to enjoin the enforcement of a provision in the Preliminary Approval Order of the Denver District Court which plaintiff claims would prevent the Federal Derivative Litigation from being prosecuted pending a final determination of whether the settlement of the Colorado Derivative Litigation shall be approved. On March 8, 2004, the individual defendants in the Federal Derivative Litigation filed a motion to stay all proceedings in that action pending a determination by the Denver District Court whether to approve the proposed settlement of the derivative claims asserted in the Colorado Derivative Litigation.

          Other Matters.    In January 2001, an amended purported class action complaint was filed in Denver District Court against QCII and certain current and former officers and directors on behalf of stockholders of U S WEST. The complaint alleges that QCII had a duty to pay a quarterly dividend to U S WEST stockholders of record as of June 30, 2000. Plaintiffs further claim that the defendants attempted to avoid paying the dividend by changing the record date from June 30, 2000 to July 10, 2000, a claim QCII denies. In September 2002, QCII filed a motion for summary judgment on all claims. Plaintiffs filed a cross-motion for summary judgment on their breach of contract claims only. On July 15, 2003, the court denied both summary judgment motions. Plaintiffs' claims for breach of fiduciary duty and breach of contract remain pending. The case is now in the class certification stage, which QCII is challenging.

          Several purported class actions relating to the installation of fiber optic cable in certain rights-of-way were filed in various courts against QCII on behalf of landowners in Alabama, California, Colorado, Georgia, Illinois, Indiana, Kansas, Louisiana, Mississippi, Missouri, North Carolina, Oregon, South Carolina, Tennessee and Texas. Class certification was denied in the Louisiana proceeding and, subsequently, summary judgment was granted in QCII's favor. A new Louisiana class action complaint has recently been filed. Class certification was also denied in the California proceeding, although plaintiffs have filed a motion for reconsideration. Class certification was granted in the Illinois proceeding. Class certification has not been resolved yet in the other proceedings. The complaints challenge QCII's right to install its fiber optic cable in railroad rights-of-way and, in Colorado, Illinois and Texas, also challenge QCII's right to install fiber optic cable in utility and pipeline rights-of-way. In Alabama, the complaint challenges QCII's right to install fiber optic cable in any right-of-way, including public highways. The complaints allege that the railroads, utilities and pipeline companies own a limited property right-of-way that did not include the right to permit QCII to install its fiber optic cable on the plaintiffs' property. The Indiana action purports to be on behalf of a national class of landowners adjacent to railroad rights-of-way over which QCII's network passes. The Alabama, California, Colorado, Georgia, Kansas, Louisiana,

Mississippi, Missouri, North Carolina, Oregon, South Carolina, Tennessee and Texas actions purport to be on behalf of a class of such landowners in those states, respectively. The Illinois action purports to be on behalf of landowners adjacent to railroad rights-of-way over which QCII's network passes in Illinois, Iowa, Kentucky, Michigan, Minnesota, Nebraska, Ohio and Wisconsin. Plaintiffs in the Illinois action have filed a motion to expand the class to a nationwide class. The complaints seek damages on theories of trespass and unjust enrichment, as well as punitive damages. Together with some of the other telecommunication carrier defendants, in September 2002, QCII filed a proposed settlement of all these matters (except those in Louisiana) in the United States District Court for the Northern District of Illinois. On July 25, 2003, the court granted preliminary approval of the settlement and entered an order enjoining competing class action claims, except those in Louisiana. Accordingly, with the exception of the Louisiana actions, all other right of way actions are stayed. The settlement and the court's injunction are opposed by some, but not all, of the plaintiffs' counsel and are on appeal before the Seventh Circuit Court of Appeals. At this time, QCII cannot determine whether such settlement will be ultimately approved or the final cost of the settlement if it is approved.

          On October 31, 2002, Richard and Marcia Grand, co-trustees of the R.M. Grand Revocable Living Trust, dated January 25, 1991, filed a lawsuit in Arizona Superior Court alleging that the defendants violated state and federal securities laws and breached their fiduciary duty in connection with an investment by the plaintiff in securities of KPNQwest. QCII is a defendant in this lawsuit along with Qwest B.V., Joseph Nacchio and John McMaster, the former President and Chief Executive Officer of KPNQwest. The plaintiff trust claims to have lost $10 million in its investment in KPNQwest. On January 27, 2004, the Arizona Superior Court granted QCII's motion to dismiss the state and federal securities law claims. On March 19, 2004, plaintiffs filed a second amended complaint asserting violations of the securities laws and other claims.

Note 17: Subsequent Events

Debt-related Matters

          On May 1, 2004, we redeemed all of the $100 million outstanding principal on our 5.65% notes due November 1, 2004 and all of the $41 million outstanding principal amount on our 39-year 5.5% debentures due June 1, 2005 at par and all related interest ceased to accrue.

Dividends

          In the first quarter of 2004, we declared a dividend of $1.360 billion relating to net income from prior periods that was not declared or paid as dividends in those periods. Through May 1, 2004, $300 million of this dividend has been paid.

Legal Matters

          On February 9, 2004, Stichting Pensioenfonds ABP ("SPA"), filed suit against QCII, certain of QCII's current and former directors, officers and employees, as well as several other defendants, including Arthur Andersen LLP, Citigroup Inc. and various affiliated corporations of Citigroup Inc., in the United States District Court for the District of Colorado. SPA alleges that the defendants engaged in fraudulent conduct that caused SPA to lose more than $100 million related to SPA's investments in QCII's equity securities purchased between July 5, 2000 and March 11, 2002. The complaint alleges, among other things, that defendants created a false perception of QCII's revenues and growth prospects. SPA alleges claims against QCII and certain of the individual defendants for violations of sections 18 and 10(b) of the Exchange Act and SEC Rule 10b-5, violations of the Colorado Securities Act and common law fraud, misrepresentation and conspiracy. The complaint also contends that certain of the individual defendants are liable as "control persons" because they had the power to cause QCII to engage in the unlawful conduct alleged by plaintiffs in violation of section 20(a) of the Exchange Act, and alleges other claims against defendants other than QCII. SPA seeks, among other things, compensatory and punitive damages, rescission or rescissionary damages, pre-judgment interest, fees and costs. On April 19, 2004, defendants filed motions to dismiss which are pending before the court.

          On October 4, 2002, a putative class action was filed in the federal district court for the Southern District of New York against Willem Ackermans, the former Executive Vice President and Chief Financial Officer of KPNQwest, in which QCII was a major shareholder. The complaint alleges, on behalf of certain purchasers of KPNQwest securities, that Ackermans engaged in a fraudulent scheme and deceptive course of business in order to inflate KPNQwest revenue and securities. Ackermans was the only defendant named in the original complaint. On January 9, 2004, plaintiffs filed an amended complaint adding as defendants QCII, certain of QCII's former executives who were also on the supervisory board of KPNQwest, and others. Plaintiffs seek compensatory damages and/or rescission as appropriate against defendants, as well as an award of plaintiffs' fees and costs.

          On March 22, 2004, Shriners Hospital for Children, or SHC, filed suit against QCII, certain of its former employees, and certain unidentified persons in the District Court for the City and County of Denver. SHC alleges that the defendants engaged in fraudulent conduct by a variety of actions, including issuing false and misleading financial statements. The complaint alleges claims against QCII and the other defendants based upon Colorado state securities laws, common law fraud, and negligent misrepresentation. SHC alleges damages of $17 million. SHC seeks compensatory and punitive damages, interests, costs and attorneys' fees. On April 16, 2004, defendants removed this case to the United States District Court for the District of Colorado where it is now pending.

          On or about March 30, 2004, Teachers' Retirement System of Louisiana, or TRSL, filed suit against QCII in the District Court for the City and County of Denver. The allegations of the TRSL complaint are substantially the same as the suit filed against QCII by SHC, except that TRSL alleges damages of $17 to 23 million. On April 16, 2004, defendants removed this case to the United States District Court for the District of Colorado where it is now pending.

Note 18: Quarterly Financial Data (Unaudited)

	Quarterly Financial Data
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(Dollars in millions)
2003
Operating revenue	$2,757	$2,707	$2,710	$2,637	$10,811
Operating income	688	581	575	468	2,312
Net income	523	248	86	193	1,050
2002
Operating revenue	$2,917	$2,855	$2,807	$2,800	$11,379
Operating income (loss)	822	645	676	807	2,950
Net income (loss)	370	(253)	303	385	805

First Quarter 2003

          Includes $219 million of net income due to the cumulative effect of change in accounting principle.

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